SCHEDULE 14A
                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-ll(c) or Section 240.14a-12

                          CAPITAL FACTORS HOLDING, INC.
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
      (Name of Person(s) Filing Proxy Statement if other than Registrant))

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
         1)  Title of each class of securities to which transaction applies:
         2)  Aggregate number of securities to which transaction applies:
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
         4) Proposed maximum aggregate value of transaction:
         5)  Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
         0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
           1)Amount Previously Paid:
         2)Form, Schedule or Registration Statement No.:
         3)Filing Party:
         4)Date Filed:

                      [CAPITAL FACTORS HOLDING, INC. LOGO]


                     120 East Palmetto Park Road, 5th Floor
                            Boca Raton, Florida 33432

                                 --------------

                  NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON FRIDAY, MAY 22, 1998

                                 --------------


To the Shareholders of Capital Factors Holding, Inc.:

         NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Shareholders (the "Annual Meeting") of Capital Factors Holding, Inc. (the "Company") will be held at the Boca Raton Resort & Club, 501 East Camino Real, Boca Raton, Florida, 33431, on Friday, May 22, 1998, at 10:00 a.m., for the following purposes:

         (1) To elect twelve persons to the Company's Board of Directors to hold office until their terms shall expire or until their successors are duly elected and qualified; and

         (2) To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

         The Board of Directors has fixed the close of business on April 6, 1998 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

         Whether or not you expect to be present at the Annual Meeting, please sign, date and return the enclosed proxy card as promptly as possible in the enclosed pre-addressed stamped envelope.

                                              By Order of the Board of Directors



                                              TIMOTHY E. KISH
                                              Secretary

Miami, Florida
April 27, 1998

         THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE ANNUAL MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                          CAPITAL FACTORS HOLDING, INC.

                                  -------------

                                 PROXY STATEMENT

               FOR THE MAY 22, 1998 ANNUAL MEETING OF SHAREHOLDERS

                                  -------------

         This Proxy Statement is furnished to shareholders of Capital Factors Holding, Inc., a Florida corporation (the "Company"), in connection with the solicitation by the Company's Board of Directors of proxies for the Annual Meeting of Shareholders to be held on Friday, May 22, 1998, and any adjournments or postponements thereof (the "Annual Meeting"), pursuant to the enclosed Notice of Annual Meeting. The approximate date of mailing this Proxy Statement and the accompanying proxy to the Company's shareholders is April 27, 1998. The complete mailing address, including zip code, of the Company is 120 East Palmetto Park Road, 5th Floor, Boca Raton, Florida 33432; telephone number: (561) 368-5011.

USE OF PROXIES AT THE ANNUAL MEETING

         The enclosed proxy is solicited on behalf of the Company's Board of Directors. Proxies in the accompanying form, if properly executed, received by the Company prior to the Annual Meeting and not revoked prior to the use thereof, will be voted at the Annual Meeting as instructed thereon. Executed proxies with no instructions indicated thereon that have not been revoked will be voted:

         (i) for the election of twelve directors, as set forth below under "Election of Directors;" and

         (ii) to transact such other business as may properly come before the Annual Meeting, including any adjournments or postponements thereof.

         The Board of Directors knows of no matters that are to be presented for consideration at the Annual Meeting other than those described in this Proxy Statement, but if other matters are properly presented, it is the intention of the persons designated as proxies in the enclosed form of proxy to vote as proxies with respect to such matters in accordance with their judgment.

REVOCATION OF PROXIES

         The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company's Secretary at the Company's headquarters a written revocation of duly executed proxy bearing a later date. No revocation will be effective, however, until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

RECORD DATE; SHAREHOLDERS ENTITLED TO VOTE AT THE ANNUAL MEETING

         Holders of the Company's Common Stock of record on the books of the Company as of the close of business on April 6, 1998 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. At the Record Date, there were 12,304,150 shares of Common Stock outstanding. Holders of Common Stock will vote together as a single class on all matters submitted to the shareholders for a vote at the Annual Meeting, with each share of Common Stock entitled to one vote on each matter presented.

QUORUM; ADJOURNMENT; VOTE REQUIRED FOR APPROVAL

         As set forth in the Bylaws of the Company, the attendance, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. If less than a majority of the outstanding shares of Common Stock are represented at the Annual Meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice until a quorum is obtained.

         In order to be elected, nominees for director must receive a plurality of the votes cast by holders of shares of Common Stock voting in person or by proxy at the Annual Meeting. Union Planters Bank of Florida (formerly known as Capital Bank), the holder of approximately 81% of all issued and outstanding shares of the Company's Common Stock, has advised the Company that it intends to vote such shares in favor of all nominees for director. Accordingly, all nominees for director will be elected notwithstanding the vote of any other shareholders.

         Abstentions are considered as shares present and entitled to vote for purposes of determining the presence of a quorum and will be counted as votes cast for purposes of determining the outcome of any matter submitted to the shareholders for a vote, but are not counted as votes cast "for" or "against" any matter. The inspector of elections will treat shares referred to as "broker or nominee non-votes" (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions and broker or nominee non-votes will have no effect for purposes of determining the outcome of the election of any director.

SOLICITATION

         The Company will bear the cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy. In addition to the use of the U.S. mail, directors, officers and regular employees of the Company or its subsidiaries may solicit proxies personally or by telephone, facsimile or telegram. They will receive no compensation therefor in addition to their regular salaries. The Company will reimburse banks, custodians, brokerage houses, nominees and other fiduciaries for their reasonable expenses in sending the proxy materials to their principals.

         Copies of the Company's Annual Report, including consolidated financial statements for the year ended December 31, 1997 are being mailed to shareholders with this Proxy Statement.

MERGER OF CAPITAL BANCORP

         Union Planters Bank of Florida (formerly known as Capital Bank) owns approximately 81% of the outstanding Common Stock of the Company. On December 31, 1997, Capital Bancorp, the former parent corporation of Capital Bank, merged with and into a subsidiary of Union Planters Corporation, a Tennessee corporation. Each share of Common Stock of Capital Bancorp was exchanged for
 .8525 shares of common stock of Union Planters Corporation. Capital Bank, which in January 1998 changed its name to Union Planters Bank of Florida, is now the indirect wholly owned subsidiary of Union Planters Corporation.

                              ELECTION OF DIRECTORS

         It is intended that the shares shown on the enclosed proxy, if returned properly executed, will be voted for the election of the twelve nominees for director named below, unless the proxy is marked to indicate that such authorization is expressly withheld. Each nominee elected will serve until the next annual meeting of shareholders and until his or her successor has been duly elected and qualified. Each of the nominees for director has consented to being named as a nominee in this Proxy Statement and to serve if elected. If, however, any nominee becomes unavailable for any reason or if a vacancy occurs before the election, which event is not now anticipated, at the discretion of the proxies, the shares as to which a proxy has been granted will be voted for such substitute nominee or nominees as may be selected by the Board of Directors of the Company.

NOMINEES

         The following table contains information with respect to each nominee for director. Each nominee is currently a director of the Company and Capital Factors, Inc., the Company's wholly owned subsidiary ("Capital Factors"). The table describes the periods each nominee has served as director of the Company or, if before 1994 (the year in which the Company became the parent company for Capital Factors), of Capital Factors; his or her positions and offices, if any, with the Company and Capital Factors; and his or her principal occupation or employment for the past five years.

                                NAME, AGE, PRINCIPAL OCCUPATION,                                      DIRECTOR
                            DIRECTORSHIP AND BUSINESS EXPERIENCE (1)                                    SINCE
 -------------------------------------------------------------------------------                      --------

 STEPHEN  N.  ASHMAN:  AGE 49                                                                            1985
         Director (May 1985 to present) of Capital Factors; Chief Executive
         Officer and President (November 1991 to present) of Capital Bank, N.A., a national banking association located in Rockville, Maryland; Chief
         Financial Officer and Treasurer (February 1985 to November 1991) of
         Capital Bancorp; Executive Vice President and Chief Financial Officer
         (February 1985 to November 1991) of Capital Bank.


 RONALD S. CHASE: AGE 54                                                                                1992
         Director (September 1992 to present) of Capital Factors; Director (July
         1993 to present) of Union Planters Bank of Florida; President and Owner
         of Chase Holdings & Advisory Services, Inc. (June 1991 to present), a company which provides financial advisory services to corporations and litigation attorneys; President and Owner of RSC Development, Inc.
         (November 1993 to present), a residential developer; President and
         Owner of CFAT H20, Inc. (November 1993 to present), a water treatment facility; Partner (July 1965 to May 1991) of Deloitte & Touche, LLP;
         Founding Director (1985 to present) of Greater Miami Neighborhood,
         Inc., a not-for-profit affordable housing developer.

                                NAME, AGE, PRINCIPAL OCCUPATION,                                      DIRECTOR
                            DIRECTORSHIP AND BUSINESS EXPERIENCE (1)                                    SINCE
 -------------------------------------------------------------------------------                      --------

 CYNTHIA R. COHEN: AGE 45                                                                               1996
         Director (July 1996 to present) of Capital Factors; President (June
         1990 to present) of Marketplace 2000, a marketing and strategy consulting firm; Partner (August 1987 to May 1990) of Deloitte &
         Touche, LLP; Director (1994 to present) of Office Depot, Inc., a retail office products company; Director (1993 to present) of Loehmann's
         Holdings, Inc., a retail clothing company; Director (1993 to present)
         of One Price Clothing, Inc., a retail clothing company.

 NORMAN G. EINSPRUCH: AGE 65                                                                            1996
         Director (July 1996 to present) of Capital Factors; Professor (August
         1977 to present) and Chairman (June 1994 to present) of the Department of Industrial Engineering at the University of Miami; Director (May
         1981 to present) of Ogden Corporation, an energy, aviation and entertainment company.

 DANIEL M. HOLTZ:  AGE 38 (2)                                                                          1985-
         Director (1985 to 1987, June 1993 to present) of Capital Factors;                             1987,
         Director and 1987, Managing Principal (January 1998 to present) of                            1993
         Walden Capital Corporation, an 1993 investment and financial advisory                          to
         firm; Chairman of the Board (October 1994 to to December 1997), Chief                        present
         Executive Officer (October 1994 to December 1997) and present President
         (February 1994 to December 1997) of Capital Bancorp; Chairman of the
         Board (October 1994 to December 1997), Chief Executive Officer (October
         1994 to December 1997) and President (October 1991 to December 1997) of
         Union Planters Bank of Florida; Director (July 1985 to June 1993) and
         President (September 1987 to November 1991) of Capital Bank of
         California, which was declared insolvent and closed by the California
         Superintendent of Banks in June 1993.

 JAVIER J. HOLTZ: AGE 37 (2)                                                                            1987
          Chairman of the Board (October 1994 to present) and Executive Vice
          President (November 1994 to present) of the Company; Chairman of the
          Board (October 1994 to present) and Executive Vice President (November
          1994 to present) of Capital Factors; Senior Vice President (January
          1990 to December 1997) of Capital Bancorp; Director (July 1988 to
          present) and Executive Vice President (September 1994 to present) of
          Union Planters Bank of Florida; Chairman of the Board (October 1994 to
          February 1998) and Director (October 1994 to present) of Capital Bank,
          N.A., a national banking association located in Rockville, Maryland.

                                NAME, AGE, PRINCIPAL OCCUPATION,                                      DIRECTOR
                            DIRECTORSHIP AND BUSINESS EXPERIENCE (1)                                    SINCE
 -------------------------------------------------------------------------------                      --------
 JOHN W. KIEFER: AGE 51                                                                                  1987
         Chief Executive Officer and President (April 1994 to present) of the
         Company; Director, Chief Executive Officer and President (April 1987 to
         present) of Capital Factors; Senior Vice President of Capital Bancorp
         (January 1987 to December 1997); Director of Union Planters Bank of
         Florida (October 1992 to present).

 JACK D. LISTANOWSKY: AGE 50                                                                             1993
         Director (November 1993 to present) of Capital Factors; Vice
         President-Chief Sourcing and Production Officer (April 1995 to present)
         of The Limited, Inc., a clothing retailer; Executive Vice President of
         Manufacturing and Operations (December 1981 to April 1995) of Liz
         Claiborne, Inc., a clothing manufacturer.

 JACKSON W. MOORE: AGE 49                                                                               1998
         Director (April 1998 to present) of Capital Factors; Director (October
         1986 to present), President (April 1989 to present) and Chief Operating
         Officer (April 1994 to present) of Union Planters Corporation and Union
         Planters Bank, N.A., a national banking association and its holding company located in Memphis, Tennessee; Director (January 1977 to present) of Peoples Savings Bank, a savings and loan association located in Clanton, Alabama.

 HAROLD L. OSHRY: AGE 75                                                                                1992
         Director of Capital Factors (September 1992 to present); Chairman of the Board (1953 to present) of Universal Ford, Inc., an automobile retailer; President (1986 to present) of 5-0 Associates, a real estate development company; Chairman, President and Chief Executive Officer
         (1955 to 1985) of Sandgate Corp, a motor vehicle leasing company.

 BRUCE S. RAIFFE: AGE 40                                                                                1993
         Director (September 1993 to present) of Capital Factors; President
         (March 1993 to present) and Executive Vice President (October 1986 to
         March 1993 ) of Gund, Inc., a toy manufacturer; Director (June 1977 to present) of the United Cerebral Palsy Association.

 BENJAMIN W. RAWLINS, JR.: AGE 60                                                                       1998
         Director (April 1998 to present) of Capital Factors; Chairman of the
         Board (April 1989 to present) and Chief Executive Officer (September
         1984 to present) of Union Planters Corporation and Union Planters Bank,
         N.A., a national banking association and its holding company located in
         Memphis, Tennessee.

                                                  (Footnotes on following page.)

(1) Capital Factors is a wholly owned subsidiary of the Company. Union Planters Bank of Florida is the principal shareholder of the Company and owns approximately 81% of the outstanding Common Stock. Prior to January 1, 1998, Union Planters Bank of Florida was known as Capital Bank and was the wholly-owned subsidiary of Capital Bancorp. Union Planters Corporation is the indirect parent company of Union Planters Bank of Florida. See "Executive Compensation -- Compensation Committee Interlocks and Insider Participation" and "Executive Compensation -- Certain Relationships and Related Transactions" for more information regarding the relationship between the Company and Union Planters Bank of Florida.

(2) Daniel Holtz and Javier Holtz are brothers. In 1996, Daniel Holtz and Javier Holtz, along with another family member, filed an application with the Florida Department of Banking and Finance to acquire and/or maintain control of Capital Bank through their ownership of approximately 45% of the outstanding shares of Capital Bancorp, the former parent company of Capital Bank. On June 16, 1997, the application was denied and the Florida Comptroller issued an order requiring the Holtzes to divest their control of Capital Bancorp. On December 31, 1997, Capital Bancorp merged with and into a subsidiary of Union Planters Corporation and, as a result, the Holtzes are no longer controlling shareholders of Capital Bank, which changed its name to Union Planters Bank of Florida in the first quarter of 1998.

                                     *****

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         Ronald S. Chase, Cynthia R. Cohen, Norman G. Einspruch and Bruce S. Raiffe currently serve as members of the Company's Audit Committee. The Audit Committee's functions include recommending to the Board of Directors the engagement of the Company's independent certified public accountants, reviewing with such accountants the plan and results of their audit of the financial statements and reviewing the Company's significant accounting policies and internal controls. The Audit Committee meets approximately once every quarter and held five meetings in 1997.

         In addition, Mr. Chase, Ms. Cohen, Jack D. Listanowsky and Harold L. Oshry serve on the Company's Compensation Committee, which has final approval authority with respect to compensation paid to the Chief Executive Officer and also makes recommendations to the Board for the compensation to be paid to the other executive officers of the Company and Capital Factors. The Compensation Committee is also responsible for the grant of options under the Capital Factors Holding, Inc. Stock Option Plan. Dr. Einspruch, Mr. Listanowsky, Mr. Oshry and Mr. Raiffe also serve on the Company's Conflict of Interest Committee, which, among other things, reviews and makes recommendations with respect to transactions between the Company and any of its affiliates, including those with Union Planters Bank of Florida, which as of the Record Date owned approximately 81% of the outstanding Common Stock of the Company, and Union Planters Bank of Florida's ultimate parent company, Union Planters Corporation. The Compensation Committee meets on an as needed basis and held three meetings in 1997. The Conflict of Interest Committee also meets on an as needed basis and held three meetings in 1997.

         Every member of the Company's Board of Directors serves as a member of the Credit Committee, which meets at least quarterly and reviews new factoring clients and monitors current accounts. The Credit Committee held four meetings in 1997. The Company does not have a standing nominating committee; instead, the Board as a whole selects its nominees for election as directors.

         The Company's Board of Directors held eight meetings and Capital Factors' Board of Directors held 13 meetings during 1997. During 1997, each director attended at least 75% of the aggregate of all meetings of both the Company's and Capital Factors' boards of directors and all meetings of the committees on which he or she served, except Jack D. Listanowsky and Harold L. Oshry.

COMPENSATION OF DIRECTORS

         The Company does not pay any directors' fees, however, Capital Factors pays all directors a monthly retainer of $1,000 and $250 for each meeting attended by the director. Capital Factors also reimburses all directors for any travel-related expenses incurred in connection with their activities as directors. Non-employee directors who are members of a Board committee receive an additional fee per meeting of the applicable committee of $400 for service on those committees. Employee directors who are members of the committees do not receive additional compensation for their service on the committees.

         In addition, pursuant to the Capital Factors Holding, Inc. Stock Option Plan, each non-employee director received options to purchase 2,000 shares of Common Stock on May 23, 1997. Pursuant to such plan, each non-employee director is also entitled to receive, on an annual basis, options to purchase an additional 2,000 shares of Common Stock on the date of each annual meeting of shareholders of the Company, if such person continues to serve as a director of the Company on such date.

                             EXECUTIVE COMPENSATION

ANNUAL COMPENSATION

         The following table sets forth the aggregate compensation earned for services rendered in all capacities to the Company and Capital Factors during the years ended December 31, 1995, 1996 and 1997 by the Chief Executive Officer and the four most highly compensated executive officers of the Company and Capital Factors, other than the Chief Executive Officer, whose aggregate remuneration exceeded $100,000 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG TERM
                                                                                         COMPENSATION
                                                     ANNUAL COMPENSATION                    AWARDS
                                       ------------------------------------------------  ------------
                                                                                           NUMBER OF
                                                                                          SECURITIES
                                                                        OTHER ANNUAL      UNDERLYING        ALL OTHER
          NAME AND                                                      COMPENSATION       OPTIONS/       COMPENSATION
     PRINCIPAL POSITION        YEAR     SALARY ($)      BONUS ($)          ($)(1)         SARS(#)(2)           ($)
-----------------------------  ----     ----------      ---------          ------         ----------           ---

JOHN W. KIEFER                 1997        325,000        353,381(3)       15,000(4)         24,000           51,460(5)
Chief Executive Officer        1996        300,000        372,835          14,750           120,000          300,168
and President                  1995        275,000        300,000          14,850                --          350,168

STEPHEN J. DONOHUE             1997        255,000        320,736              --            12,000           55,153(6)
Executive Vice                 1996        232,000        283,073              --            60,000          354,784
President - NY                 1995        210,000        262,171              --                --           54,784
Regional Manager

JAMES L. MORRISON              1997        210,000        301,936(3)           --            12,000           53,553(7)
Executive Vice                 1996        189,000        212,796              --            60,000          273,588
President - CA                 1995        171,000        162,490              --                --           53,588
Regional Manager

MICHAEL J. SULLIVAN            1997        181,500         85,000              --             4,000           69,452(9)
Senior Vice                    1996        165,000         85,000              --            20,000               --
President - NC                 1995        125,577(8)      70,000              --                --               --
Regional Manager

DENNIS A. MCDERMOTT            1997        130,000         85,000              --            10,000           48,766(10)
Executive Vice                 1996        112,000         75,000              --            40,000            1,120
President and Chief            1995        100,000         60,000              --                --            1,000
Financial Officer

----------
(1) The Company and its subsidiaries provide automobiles and certain other benefits for each Named Executive Officer. After reasonable inquiry, management has determined that the aggregate amount of perquisites and other personal benefits provided to each Named Executive Officer does not total the lesser of $50,000 or 10% of his total annual salary and bonus.

(2) The Company has not granted any freestanding SARs. For more information regarding the SARs attached to certain of the option grants, see "Compensation Pursuant to Plans -- Terms of Options" below.

(3) Includes a cash bonus of $28,381 and $37,568 equal to the amount of principal and interest which was due as of December 31, 1997 on the loans made to Mr. Kiefer and Mr. Morrison, respectively, by the Company pursuant to the terms of their employment agreements.

                                        (Footnotes continued on following page.)

(4) Represents directors' fees paid to Mr. Kiefer for his service as a director of the Company and Capital Factors.

(5) Represents (i) $49,860 in premiums paid in 1997 for supplemental life insurance benefits on behalf of Mr. Kiefer and (ii) $1,600 in matching contributions made to Capital Bancorp's 401(k) Plan on behalf of Mr. Kiefer. The Company will be reimbursed for its life insurance premium payments when the benefits are paid under the policies or the policies are terminated and the cash proceeds distributed.

(6) Represents (i) $53,553 in premiums paid in 1997 for supplemental life insurance benefits on behalf of Mr. Donohue and (ii) $1,600 in matching contributions made to Capital Bancorp's 401(k) Plan on behalf of Mr. Donohue. The Company will be reimbursed for its life insurance premium payments when the benefits are paid under the policies or the policies are terminated and the cash proceeds distributed.

(7) Represents $53,553 in premiums paid in 1996 for supplemental life insurance benefits on behalf of Mr. Morrison. The Company will be reimbursed for its life insurance premium payments when the benefits are paid under the policies or the policies are terminated and the cash proceeds distributed.

(8) Mr. Sullivan was not employed by the Company for the full fiscal year; therefore, the amounts presented represent compensation for the period commencing on February 28, 1995 and continuing through December 31, 1995.

(9) Represents (i) $67,852 in premiums paid in 1997 for supplemental life insurance benefits on behalf of Mr. Sullivan and (ii) $1,600 in matching contributions made to Capital Bancorp's 401(k) Plan on behalf of Mr. Sullivan. The Company will be reimbursed for its life insurance premium payments when the benefits are paid under the policies or the policies are terminated and the cash proceeds distributed.

(10) Represents (i) $47,466 in premiums paid in 1997 for supplemental life insurance benefits on behalf of Mr. McDermott and (ii) $1,300 in matching contributions made to Capital Bancorp's 401(k) Plan on behalf of Mr. McDermott. The Company will be reimbursed for its life insurance premium payments when the benefits are paid under the policies or the policies are terminated and the cash proceeds distributed.

                                    * * * * *
COMPENSATION PURSUANT TO PLANS

         1997 STOCK OPTION GRANTS. The following table sets forth certain information with respect to options to purchase shares of Common Stock of the Company granted under the Capital Factors Holding, Inc. Stock Option Plan to the Named Executive Officers during the 1997 fiscal year and represents all options granted by the Company to such executive officers during such period. In accordance with rules promulgated by the Securities and Exchange Commission, the table also describes the hypothetical gains that would exist for the respective options based on assumed rates of annual compound stock appreciation of 5% and 10% from the date of grant to the end of the option term. These hypothetical gains are based on assumed rates of appreciation and, therefore, the actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall stock market conditions, and the executive officer's continued employment with the Company and Capital Factors. As a result, the amounts reflected in this table may not necessarily be achieved.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR (1)

                                                                                          POTENTIAL REALIZABLE VALUE
                                                                                          AT ASSUMED ANNUAL RATES OF
                                                                                           STOCK PRICE APPRECIATION
                                   INDIVIDUAL GRANTS                                         FOR OPTION TERM (2)
-------------------------------------------------------------------------------------- -------------------------------
                              NUMBER OF     % OF TOTAL
                             SECURITIES    OPTIONS/SARS
                             UNDERLYING     GRANTED TO    EXERCISE OR
                            OPTIONS/SARS   EMPLOYEES IN    BASE PRICE      EXPIRATION
           NAME            GRANTED (#)(3)  FISCAL YEAR       ($/SH)           DATE           5%($)         10($)
-------------------------- -------------- --------------- -------------- -------------- ------------- ----------------
John W. Kiefer                 24,000         20.4%         $13.50         4/25/2007     $204,000        $516,000

Stephen J. Donohue             12,000         10.2%         $13.50         4/25/2007     $102,000        $258,000

James L. Morrison              12,000         10.2%         $13.50         4/25/2007     $102,000        $258,000

Michael J. Sullivan             4,000          4.0%         $13.50         4/25/2007     $ 34,000        $ 86,000

Dennis A. McDermott            10,000          8.5%         $13.50         4/25/2007     $ 85,000        $215,000

-----------------

(1) The Company has not granted any freestanding SARs. For information regarding the SARs attached to certain of the above listed options, see "Terms of Options" below.

(2) Potential realizable value assumes that any shares acquired by the exercise of options are held until the end of the 10-year term.

(3) See "Terms of Options" below for information on the terms of the options, a description of attached SARs, and the exercise limitations applicable to certain of the outstanding options of the Company during the period that Union Planters Bank of Florida owns at least 80% of the outstanding Common Stock of the Company.

                                    * * * * *

         TERMS OF OPTIONS. All stock options of the Company are granted under the Capital Factors Holding, Inc. Stock Option Plan (the "Plan"). All currently outstanding options are non-statutory (or non-incentive), were granted for a term of 10 years, vest in 20% increments over a five-year period and have an exercise price equal to the "fair market value" of the Common Stock on the date of grant. The term "fair market value" is defined as the last reported sale price for the Common Stock quoted on the Nasdaq National Market on the date immediately prior to the date of grant. The options terminate on the termination of the option holder's employment with the Company, except as otherwise provided in the Plan in the event of termination by retirement, disability or death.

         The ownership interest of Union Planters Bank of Florida ("Union Planters") in the Company (currently approximately 81% of the outstanding Common Stock) has been structured so as not to violate one of the requirements necessary for the Company to qualify for a subsequent tax free distribution of all or a portion of Union Planters' shares of the Company, should Union Planters decide to make such a distribution in the future. The Company has been advised by Union Planters that no decision has been made to make such a distribution and that even if a decision is made to proceed with such a distribution, no assurances can be given that all conditions precedent could be satisfied. As a part of such corporate structure, no additional shares of the Company's Common Stock may be issued that would reduce Union Planters' interest in the Company below 80% without Union Planters' written approval, for the period that Union Planters owns at least 80% of the issued and outstanding Common Stock of the Company (the "Eighty Percent Period"). Therefore, pursuant to the Plan, during the Eighty Percent Period no more than 200,000 of the 1,300,000 shares reserved for issuance under the Plan may be issued pursuant to the exercise of options. Optionees desiring to exercise options for the remaining 1,100,000 shares available pursuant to the Plan (the "Restricted Options") must make written inquiry of Union Planters requesting approval to exercise. Union Planters may in its sole discretion consent to the exercise of the Restricted Options during the Eighty Percent Period.

         Each Restricted Option granted pursuant to the Plan is accompanied by a stock appreciation right (a "SAR"). The SARs shall be exercisable as provided by the Compensation Committee, but in no event prior to April 15, 2001, and then, only in the event that Union Planters does not provide written approval for the exercise of the Restricted Options. In addition, the SARs are only exercisable during the Eighty Percent Period. Each SAR is exercisable with respect to the same number of shares of Common Stock that can be acquired pursuant to the exercise of a Restricted Option. Upon the exercise of a SAR, the Optionee will be paid in cash an amount equal to the product of (i) the amount by which the fair market value per share of Common Stock on the date on which the SAR is exercised exceeds the exercise price per share of Common Stock prescribed in the SAR and (ii) the number of shares subject to the exercisable portion of the SAR with respect to which the Optionee has requested the ability to exercise. Upon exercise of the tandem SAR, the option will be terminated

         OPTION EXERCISES. The following table shows stock option exercises during 1997 by the Named Executive Officers, including the value realized upon exercise. In addition, this table describes the number of unexercised options and the value of unexercised in-the-money options at the end of the 1997 fiscal year.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                   AND DECEMBER 31, 1997 OPTION/SAR VALUES(1)

                                                                    NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                                   UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                                      OPTIONS/SARS AT           OPTIONS/SARS AT
                                                                   DECEMBER 31, 1997 (#)     DECEMBER 31, 1997 ($)
                                                                 --------------------------------------------------
                                 SHARES
                               ACQUIRED ON   VALUE REALIZED ($)         EXERCISABLE/              EXERCISABLE/
            NAME              EXERCISE (#)                             UNEXERCISABLE             UNEXERCISABLE
---------------------------- -------------- -------------------- -------------------------  -----------------------
John W. Kiefer                      0                0                 24,000/120,000         $252,000/$1,140,000

Stephen J. Donohue                  0                0                 12,000/60,000          $126,000/$570,000

James L. Morrison                   0                0                 12,000/60,000          $126,000/$570,000

Michael J. Sullivan                 0                0                  4,000/20,000           $42,000/$190,000

Dennis A. McDermott                 0                0                  8,000/42,000           $84,000/$391,000

------------------

(1) The Company has not granted any freestanding SARs. See "Terms of Options" above for additional information on the terms of the options, a description of attached SARs, and the exercise limitations applicable to certain of the outstanding options of the Company during the period that Union Planters Bank of Florida owns at least 80% of the outstanding Common Stock of the Company.

         CAPITAL BANCORP PENSION PLAN. During 1997, all eligible officers of the Company and Capital Factors participated in the Capital Bancorp Employees Pension Plan, which was established in 1983 (the "Capital Bancorp Pension Plan"). Upon the merger of Capital Bancorp with and into a subsidiary of Union Planters Corporation on December 31, 1997, all benefit accruals under the Capital Bancorp Pension Plan ceased. The Capital Bancorp Pension Plan is currently scheduled to be terminated on April 30, 1998 and the assets will be distributed to the participants upon receipt of an Internal Revenue Service determination letter. For additional information on the merger of Capital Bancorp, see "Merger of Capital Bancorp" above. The Company funded the Capital Bancorp Pension Plan for its proportionate share of the costs of such plan based on the number of its employee participants. During 1997, the Company paid approximately $309,720 for its share of the Capital Bancorp Pension Plan costs.

         The normal retirement age under the Capital Bancorp Pension Plan was the later of age 65 or the age of the participant on the fifth anniversary of plan participation. The monthly pension benefit for normal retirement was 1.2% of average monthly compensation for the five consecutive years during the last 10 years of service that produce the highest average salary, plus an additional 0.6% of the portion of the average monthly compensation during these same five years in excess of the monthly social security integration level. The entire monthly pension benefit for normal retirement was multiplied by each year of service at normal retirement age, not to exceed 25 years. The terms of the Capital Bancorp Pension Plan provided that the amount of monthly compensation taken into consideration for determination of benefits may not exceed the Internal Revenue Service limit, which in 1997 was $13,333 ($160,000 annually). Consequently, salary and other compensation for the Named Executive Officers, as shown on the Summary Compensation Table above, which is in excess of the Internal Revenue Service limit was not considered in the determination of pension benefits.

         The Capital Bancorp Pension Plan provided for early retirement at age 55 with 10 years continuous employment, as well as full vesting of benefits upon termination of employment before retirement age and after completion of seven years continuous employment. The Capital Bancorp Pension Plan also provided for disability benefits. The Tax Equity and Fiscal Responsibility Act of 1982 limits the maximum annual retirement benefits payable to an individual under a pension plan. For 1997, the maximum annual benefits payable was $125,000.

         Annual amounts of normal retirement pension payable under the Capital Bancorp Pension Plan are illustrated in the following table. The illustration assumes retirement as of December 31, 1997 at the normal retirement age of 65.

   FIVE YEAR AVERAGE                                      YEARS OF SERVICE
                        ----------------------------------------------------------------------------------
     COMPENSATION              15                20               25              30               35
----------------------- --------------- --------------- ------------------ ----------------- -------------

       $125,000            $31,050          $41,400            $51,750         $51,750          $51,750
        150,000             37,800           50,400             63,000          63,000           63,000
        175,000             37,800           50,400             63,000          63,000           63,000
        200,000             37,800           50,400             63,000          63,000           63,000
        225,000             37,800           50,400             63,000          63,000           63,000
        250,000             37,800           50,400             63,000          63,000           63,000
        300,000             37,800           50,400             63,000          63,000           63,000
        400,000             37,800           50,400             63,000          63,000           63,000
        450,000             37,800           50,400             63,000          63,000           63,000
        500,000             37,800           50,400             63,000          63,000           63,000

         As of December 31, 1997, John W. Kiefer, Stephen J. Donohue, James L. Morrison, Michael J. Sullivan and Dennis A. McDermott had credited service (to the nearest whole year) under the Capital Bancorp Pension Plan of eleven, eight, eight, three and six years, respectively. The benefits under the Capital Bancorp Pension Plan are computed based on straight life annuity amounts and are subject to deductions for social security.

EXECUTIVE EMPLOYMENT AGREEMENTS

         Effective January 1, 1996, the Company and Capital Factors entered into an employment agreement with John W. Kiefer, the President and Chief Executive Officer of the Company and Capital Factors (the "Kiefer Agreement"). The Kiefer Agreement has a term of five years and expires in December 2000. Upon execution of the Agreement, Mr. Kiefer received a signing bonus of $250,000 and a $100,000 loan payable in five equal installments of principal plus all accrued interest through the date of payment during the term, but due in full upon earlier termination of the Kiefer Agreement. The Kiefer Agreement provides for an annual base salary to Mr. Kiefer of $300,000 in the first year, subject to adjustment in the discretion of the Company's Compensation Committee, although the minimum increase will be $25,000 per year. For 1998, Mr. Kiefer's salary was increased to $375,000. Mr. Kiefer receives a bonus on December 31 of each year during the term of the Agreement if he is then still employed thereunder, in an amount equal to the amount of principal and interest then due under his loan from the Company.

         The Kiefer Agreement also provides for an annual bonus based on the Company's success in reaching certain targets for net revenues and income before income taxes, which targets are ultimately determined by the Compensation Committee on an annual basis. In the event the targets are reached, the portion of the bonus relating to net revenues will equal 20% of Mr. Kiefer's salary and the portion of the bonus relating to income before income taxes would equal 80% of his salary. Each portion of the bonus could be a smaller or larger percentage of his salary depending upon whether the targets are either not met or exceeded, with the aggregate maximum in any year being 185% of salary if both targets are doubled (148% of salary if income before taxes is doubled or higher and 37% of salary if net revenues is doubled or higher).

         Mr. Kiefer also receives deferred compensation equal to 67% of his salary for each year that (i) net revenues and income before income taxes exceed projected net revenues and income before income taxes as set forth in the Company's five-year plan (which calls for increases in these items each year),
(ii) net revenues increase by 13.5% over net revenues for the prior year and
(iii) income before income taxes increases by 22.5% over income before income taxes for the prior year. The deferred compensation vests 50% after three years and 25% after each of the fourth and fifth years, provided that Mr. Kiefer is still employed by the Company, although the employment condition for vesting will lapse after the five-year term of the Kiefer Agreement if Mr. Kiefer is employed at that time. If at the end of the five-year term, Mr. Kiefer agrees to be employed by the Company for another five years, then all deferred compensation that has not yet vested shall immediately vest.

         At the 1997 annual meeting of the Company, the shareholders approved the material terms of the performance goals relating to the incentive and deferred compensation provisions of the Kiefer Agreement. Therefore, all incentive and deferred compensation paid to Mr. Kiefer pursuant to the Kiefer Agreement will be deductible by the Company for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

         In addition, pursuant to the Kiefer Agreement, upon the effective date of the initial public offering of the Company's Common Stock (which was July
1996), Mr. Kiefer received options to purchase one percent of the Company's Common Stock outstanding after giving effect to such offering (but not including the exercise of the overallotment option granted to the underwriters of such offering) at the initial public offering price, subject to the terms and conditions of the Capital Factors Holding, Inc. Stock Option Plan then in effect.

         Upon the Company's termination of Mr. Kiefer's employment without cause, Mr. Kiefer shall be entitled to receive, among other things, (i) base salary through the date of such termination, (ii) all previous bonuses and a pro-rata portion of the bonus payable, if any, for the year in which termination occurs, (iii) an acceleration of the vesting of all deferred compensation and
(iv) subject to mitigation if he obtains subsequent employment, his base salary through the expiration date of the Agreement. In the event of a change in control, Mr. Kiefer shall receive the same compensation as if terminated without cause except that in lieu of the compensation payable in (iv) above, Mr. Kiefer shall be entitled to receive a lump sum payment equal to two times his base salary and prior year's bonus if he terminates his employment because of changes in his employment situation and an additional amount equal to two times his prior year's deferred compensation, if any, if he is terminated by the Company without cause within one year after a change in control. Upon termination for "cause" or upon voluntary resignation, Mr. Kiefer shall be entitled to receive his base salary through the date of such termination. The Kiefer Agreement also contains certain non-competition covenants and covenants against solicitation of clients and employees for a competitive business.

         Capital Factors is a party to an employment agreement with Stephen J. Donohue, Capital Factors' Executive Vice President and Regional Manager of the New York office, which commenced on January 1, 1997 and expires on December 31, 2001 (the "Donohue Agreement"). The Donohue Agreement provided for a base salary of $255,000 in 1997, with annual increases thereafter of not less than 8%. For 1998, Mr. Donohue's salary was increased to $276,000. Pursuant to the Donohue Agreement, Mr. Donohue received a signing bonus of $100,000 and a $100,000 loan payable in five equal installments of principal plus all accrued interest at the date of payment during the term, but due in full upon earlier termination of the Agreement. Under the Donohue Agreement, Mr. Donohue receives a bonus on December 31 of each year during the term of the agreement if he is still employed thereunder in an amount equal to the amount of principal and interest then due under his loan from Capital Factors. The Donohue Agreement also provides for an annual bonus equal to 3% of Capital Factors' earnings before income taxes ("EBT") attributable to the New York office, but not to exceed twice his base salary.

         Under the Donohue Agreement, Mr. Donohue also receives deferred compensation equal to 50% of his salary for each year that (i) net revenues for the New York region increase by 13.5% over net revenues for the prior year and
(ii) income before income taxes for the New York region increases by 22.5% over income before income taxes for the prior year. The deferred compensation vests 50% after three years and 25% after each of the fourth and fifth year, provided that Mr. Donohue is still employed by Capital Factors, although the employment condition for vesting will lapse after the five-year term of the employment agreement if Mr. Donohue is employed at that time. If at the end of the five-year term, Mr. Donohue agrees to be employed by Capital Factors for another five years, then all deferred compensation that has not yet vested shall immediately vest.

         Under the Donohue Agreement, Mr. Donohue is entitled to receive, upon the termination of his employment without cause, (i) his base salary through the expiration date of such agreement, subject to mitigation if he obtains subsequent employment, and (ii) all previous unpaid bonuses and a pro-rata portion of the bonus payable, if any, for the year in which the termination occurred. In the event of a change in control, Mr. Donohue is entitled to terminate his employment agreement in the event of certain changes in his employment situation. Upon his termination as a result of a change in control, Mr. Donohue is entitled to receive (i) his base salary through the date of such termination, (ii) all previous unpaid bonuses and a pro-rata portion of the bonus payable, if any, for the year in which termination occurred, (iii) an acceleration of the vesting of all deferred compensation, and (iv) a lump sum payment equal to two times his base salary and prior year bonus if he terminates his employment because of changes in his employment situation, and an additional amount equal to two times his prior year's deferred compensation, if any, if he is terminated by Capital Factors without cause within one year of a change of control. Upon termination for "cause" or upon voluntary resignation, Mr. Donohue shall be entitled to receive his base salary through the date of such termination.

         Payment of the bonus and deferred compensation in certain years during the term of the Donohue Agreement that would not otherwise be deductible by reason of Section 162(m) of the Internal Revenue Code of 1986, as amended, is subject to certain approvals, including shareholder approval. However, the Company's Compensation Committee may, at its option, defer payment of amounts that would not otherwise be deductible under Section 162(m) until a time when it would be deductible. The Donohue Agreement also contains certain non-competition covenants and covenants against solicitation of clients and employees for a competitive business.

         Effective January 1, 1997, Capital Factors entered into an employment agreement with James L. Morrison, Capital Factors' Executive Vice President and Regional Manager of the California office (the "Morrison Agreement"). The Morrison Agreement has a term of five years and expires in December 2001. The Morrison Agreement provides for a base salary of $210,000 in 1997, with annual increases of not less than 8% thereafter. For 1998, Mr. Morrison's salary was increased to $245,000. Upon the execution of the Morrison Agreement, Mr. Morrison received a signing bonus of $100,000 and a $100,000 loan payable in five equal installments of principal plus all accrued interest through the date of payment during the term, but due in full upon earlier termination of the employment agreement. Mr. Morrison receives a bonus on December 31 of each year during the term of the new agreement if he is then still employed thereunder in an amount equal to the amount of principal and interest then due under such loan. The Morrison Agreement also provides for an annual bonus equal to 3% of EBT attributable to the California office of Capital Factors, but not to exceed twice his base salary.

         Under the Morrison Agreement, Mr. Morrison receives deferred compensation equal to 50% of his salary for each year that (i) net revenues for the California region increase by 13.5% over net revenues for the prior year and
(ii) income before income taxes for the California region increases by 22.5% over income before income taxes for the prior year. The deferred compensation vests 50% after three years and 25% after each of the fourth and fifth years, provided that Mr. Morrison is still employed by Capital Factors, although the employment condition for vesting will lapse after the five-year term of the employment agreement if Mr. Morrison is employed at that time. If at the end of the five-year term, Mr. Morrison agrees to be employed by Capital Factors for another five years, than all deferred compensation that has not yet vested shall immediately vest.

         Under the Morrison Agreement, Mr. Morrison is entitled to receive, upon the termination of his employment without cause, (i) his base salary through the expiration date of such agreement, subject to mitigation if he obtains subsequent employment, and (ii) all previous unpaid bonuses and a pro-rata portion of the bonus payable, if any, for the year in which the termination occurred. In the event of a change in control, Mr. Morrison is entitled to terminate his employment agreement in the event of certain changes in his employment situation. Under the Morrison Agreement, upon his termination as a result of a change in control, Mr. Morrison is entitled to receive (i) his base salary through the date of such termination, (ii) all previous unpaid bonuses and a pro-rata portion of the bonus payable, if any, for the year in which termination occurred, (iii) an acceleration of the vesting of all deferred compensation, and (iv) a lump sum payment equal to two times his base salary and prior year bonus if he terminates his employment because of changes in his employment situation, and an additional amount equal to two times his prior year's deferred compensation, if any, if he is terminated by Capital Factors without cause, within one year of a change of control. Upon termination for "cause" or upon voluntary resignation, Mr. Morrison shall be entitled to receive his base salary through the date of such termination.

         Payment of the bonus and deferred compensation in certain years during the term of the Morrison Agreement that would not otherwise be deductible by reason of Section 162(m) of the Internal Revenue Code of 1986, as amended, is subject to certain approvals, including shareholder approval. However, the Company's Compensation Committee may, at its option, defer payment of amounts that would not otherwise be deductible under Section 162(m) until a time when it would be deductible. The Morrison Agreement also contains certain non-competition covenants and covenants against solicitation of clients and employees for a competitive business.

REPORT ON EXECUTIVE COMPENSATION

         Pursuant to the rules of the Securities and Exchange Commission, the Compensation Committee (the "Committee") and the Board of Directors of the Company are required to provide a report explaining the rationale and considerations that led to fundamental compensation decisions affecting the Company's and Capital Factors' executive officers, including the Named Executive Officers, during the past fiscal year. Set forth below is the report of the Committee and the Board of Directors regarding compensation policies of the Company and Capital Factors. THIS REPORT SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

         Decisions regarding the compensation of the Company's and Capital Factors' executive officers are made by both the Committee and the Board of Directors. The Committee has final authority with respect to the compensation paid to the Chief Executive Officer and with respect to options granted pursuant to the Company's Stock Option Plan. In addition, the Committee makes recommendations to the Board of Directors regarding compensation paid to the other executive officers of the Company and Capital Factors. Final determination with respect to compensation paid to executive officers, other than the Chief Executive Officer, is made by the Board. The Committee's and the Board's executive compensation policies are intended to establish levels of annual compensation that are consistent with the Company's annual and long-term goals and that reward superior corporate performance as well as individual achievements.

         GENERAL EXECUTIVE COMPENSATION POLICIES. The primary elements of the Company's compensation program are base salary, signing and performance-based bonuses, deferred compensation, and a stock option plan designed to provide long-term incentives. The general philosophy of the Committee and the Board with respect to the compensation of the Company's and Capital Factors' executive officers (including the Named Executive Officers) is to offer competitive compensation programs designed to attract and retain key executives who are critical to the long-term success of the Company and to recognize an individual's contribution and personal performance, as well as the Company's performance. More specifically, factors considered in determining compensation during the 1997 fiscal year, to the extent applicable, included the Chief Executive Officer's recommendations, specific accomplishments of the executive officers, the Company's and each individual's historical and projected performance and success in reaching performance goals and projections, and the Company's earnings and financial condition. Salary determinations are generally based on the prior year's performance and bonuses are generally based on the current year. The factors considered, the weight allocated to such factors and the ultimate determination of compensation during 1997 were subjective.

         In addition, in determining executive officer compensation, the Committee and the Board took into account that the Company has been very successful under present management. In connection therewith, the Committee and the Board determined that it was in the Company's best interest, both to maximize future performance and to ensure a long-term commitment from top management, for the Company's Chief Executive Officer and Executive Vice Presidents in charge of the two largest regional offices (the "Regional Executive Vice Presidents") to have long-term employment agreements with competitive compensation, including a strong base salary and substantial incentives. The Chief Executive Officer's agreement was entered into in January 1996 and the Regional Executive Vice Presidents' agreements were entered into in January 1997.

         BASE SALARY: In the case of the executive officers, salary was determined at the beginning of the year. Although the Regional Executive Vice Presidents were parties to employment agreements, the increases in their salaries were, to some extent, discretionary. Minimum increases were mandatory under the agreements, but, as a result of performance, certain actual increases were higher. In determining salaries for all executive officers other than the Chief Executive Officer, significant weight was given to the recommendation of the Chief Executive Officer. The most important factors (in each case, where applicable) were historical performance in meeting individual goals, the success of the individual's region (or department), his or her relationships with Company clients, the development of new business, past compensation and the Chief Executive Officer's and Board of Directors' estimate of future Company performance. The factors considered, the weight allocated to such factors and the ultimate determination of base salary were subjective.

         ANNUAL INCENTIVES: All executive officers received bonuses, in part because of the increase in the Company's net profits, and, in part, because of individual performance. Each of the Regional Executive Vice President's employment agreements provides for bonuses based on a percentage of the earnings of his region. Bonuses paid to executive officers without employment agreements were not due to specific performance criteria, but were subjectively determined based upon an analysis of many factors, including both individual and Company performance. In connection with the foregoing, the Committee and the Board reviewed each region's earnings and revenues compared to the prior year. In addition, the Committee and the Board considered such additional factors, where applicable, as (i) whether profitability and margin goals were met or exceeded; and (ii) the handling of clients, marketing and business development innovations, with primary emphasis on increased profitability and revenues as well as exceeding performance goals. The Committee and the Board believe that the amount of the potential bonuses provide a strong incentive to management and represent acceptable payments if the results are achieved. The factors considered, the weight allocated to such factors and the ultimate determination of bonuses were subjective.

         LONG-TERM INCENTIVES: The Company also attempts to provide incentives to its executive officers to remain with the Company and to improve performance through the grant of stock options. Options allow executive officers to share, to some extent, in shareholders' return on equity. All Company options vest in staggered amounts over five years because the Committee believed that this would provide an incentive to remain with the Company. The determination of how many options to grant to an executive officer depended on his or her job level and performance, and Company performance. Given the foregoing factors, with the emphasis on Company performance, current executive officers (other than the Chief Executive Officer) received options to purchase between 4,000 and 12,000 shares in 1997. The number of options granted was subjective but generally correlated to compensation of the executive officer, as well as tenure with the Company, with more senior and higher paid executive officers generally receiving more options. The Committee also took into consideration the number of options previously granted to each executive officer. The Committee has granted, and presently intends to continue to grant on an annual basis, executive officers stock options based upon their performance, as an incentive or for other reasons. All of the options granted in 1997 are subject to restrictions on exercise and are accompanied by SARs, as described in "Compensation Pursuant to Plans -- Terms of Options" above. As a result of the risks inherent in these options, the number of options granted to executive officers was greater than it might have otherwise been.

                  The Committee and the Board of Directors also continued to pay the premiums for life insurance or split dollar life insurance for certain executive officers (including the Chief Executive Officer). The Committee and the Board determined that this is a benefit customarily given to executives of similarly situated companies and that it was warranted by the Company's profitability and growth and the executive officers' performance. This determination was subjective.

         CHIEF EXECUTIVE OFFICER'S 1997 COMPENSATION. The Chief Executive Officer's salary for 1997 was determined pursuant to his employment agreement, but was, to some extent, discretionary. Factors considered included the Chief Executive Officer's past performance and relationships. Significant weight was given to compensation paid to chief executive officers of comparable factoring and finance companies, the Company's emphasis on growth over the next five years and the importance of the position. The Committee also considered the Company's success under existing management, and, in particular, the central role played by the Chief Executive Officer during his tenure with the Company in framing the management and investment policies that have enabled the Company's and Capital Factors' successful performance, as evidenced by such items as consistent and strong revenues and earnings growth, the Company's reputation and the performance of the Company relative to other factoring and commercial finance companies. The Committee determined that it was important to reward such performance with increased salary.

         The Chief Executive Officer's bonus was established by his employment agreement. The Chief Executive Officer is entitled to (i) a bonus, the amount of which depends upon reaching certain net revenue and income before income tax targets, and (ii) deferred compensation, which is dependent upon exceeding both net revenue and income before income tax targets determined by the Committee or the Board. These standards require continued earnings and revenue growth for significant bonuses (other than signing bonuses) or any deferred compensation to be paid. The Chief Executive Officer also received options to purchase 24,000 shares of Common Stock, primarily because his performance entitled him to a significant number of shares and because it was believed that this would provide a substantial incentive for continued positive performance. The Committee also took into consideration the number of options previously granted to the Chief Executive Officer.

         Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") generally disallows a public company's deduction for compensation to any one employee in excess of $1.0 million per year unless the compensation is pursuant to a plan approved by the public company's shareholders. None of the Named Executive Officers received annual cash compensation in excess of the $1.0 million cap provided in Section 162(m) during 1997. The Committee and the Board presently intend to use their best efforts to take the necessary steps to ensure compliance with Section 162(m) of the Code. Shareholder approval has been obtained for the Capital Factors Holding, Inc. Stock Option Plan and the material terms of the performance goals relating to the incentive compensation and deferred compensation provisions set forth in the employment agreement with the Chief Executive Officer.

STEPHEN N. ASHMAN, RONALD S. CHASE, CYNTHIA R. COHEN, NORMAN G. EINSPRUCH, DANIEL M. HOLTZ, JAVIER J. HOLTZ, JOHN W. KIEFER, JACK D. LISTANOWSKY, HAROLD L. OSHRY, BRUCE S. RAIFFE

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Company's Compensation Committee is composed of the following members of the Board of Directors: Ronald S. Chase, Cynthia R. Cohen, Jack D. Listanowsky and Harold L. Oshry. The Compensation Committee has final approval authority with respect to the compensation paid to the Chief Executive Officer and makes recommendations to the Board of Directors with respect to the compensation of other officers and key employees. The Compensation Committee is also responsible for grants of options under the Capital Factors Holding, Inc. Stock Option Plan. No member of the Compensation Committee is serving or has served as an officer or employee of the Company or Capital Factors. Ronald Chase, who is also a director of Union Planters Bank of Florida (the Company's principal shareholder which owns approximately 81% of the outstanding Common Stock), participates in the determination of compensation for executive officers of that company through his service on its Compensation and Benefits Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         LOANS FROM AFFILIATES. The Company has a $150.0 million revolving line of credit facility (the "Credit Facility") with Union Planters Bank of Florida, the Company's principal shareholder (which owns approximately 81% of the outstanding Common Stock of the Company), pursuant to which the Company had outstanding borrowings of approximately $111.8 million as of December 31, 1997. The Credit Facility bears interest at the prime rate as published in the Wall Street Journal (8.50% at December 31, 1997), is subject to annual review by Union Planters Bank of Florida and is due on demand. The maximum amount outstanding at any month-end during 1997 was $119.5 million. The interest expense for 1997 was $7.4 million and the average interest rate was 8.58%. The amount of funds which can be drawn from the Credit Facility is subject to regulations limiting Union Planters Bank of Florida's investment in its subsidiaries. Pursuant to applicable regulations, at December 31, 1997, only approximately $151.4 million could be outstanding under the Credit Facility.

         In addition, in January 1998, the Company entered into a $150.0 million revolving line of credit facility with Union Planters Corporation (the "UPC Facility"), the indirect parent company of Union Planters Bank of Florida. The UPC Facility currently bears interest at the prime rate, as published by the Wall Street Journal, minus three-quarters of a percent (7.75% at March 31, 1998), is subject to annual review by Union Planters Corporation and is due on demand.

         PENSION PLAN. During 1997, eligible employees of the Company participated in the Capital Bancorp Pension Plan. For additional information, see "Compensation Pursuant to Plans -- Capital Bancorp Pension Plan" above. The Company's share of the required contributions to the Capital Bancorp Pension Plan were based on a fixed percentage of the Company's payroll and was remitted monthly. The Company remitted approximately $309,720 for the year ended December 31, 1997 for its share of the Capital Bancorp Pension Plan's costs.

         GROUP MEDICAL AND LIFE PLANS. During 1997, Capital Bancorp obtained group medical, dental and life insurance coverage on behalf of the Company. Premiums were charged to the Company at the same amount as they were assessed by the insurance companies to Capital Bancorp with respect to the Company. During the year ended December 31, 1997, the Company paid insurance premiums of approximately $662,000 for its actual portion of such insurance premiums.

         INSURANCE EXPENSES. During 1997, the Company reimbursed Capital Bancorp for its portion of general insurance expenses. Payments to Capital Bancorp for expenses relating to property insurance and directors and officers liability insurance during the year ended December 31, 1997 aggregated approximately $85,000.

         LETTERS OF CREDIT. During 1997, Union Planters Bank of Florida provided approximately $166.5 million of letters of credit for clients of the Company. For a fee, the Company guarantees the payment by its clients under these letters of credit. Fees charged for issuance of the letters of credit are paid directly to Union Planters Bank of Florida and amounted to approximately $605,000 for the year ended December 31, 1997.

         INCOME TAX PAYMENTS TO AFFILIATES. For the 1997 fiscal year, the results of operations of the Company were included in the consolidated federal income tax returns filed by Capital Bancorp. Capital Bancorp allocated income taxes to the Company calculated on a separate return basis, except that tax benefits were allocated to the Company to the extent such benefits were useable by the consolidated group. The Company paid to Capital Bancorp approximately $9.6 million in 1997 for income taxes related to its fiscal year ended December 31, 1997. For the 1998 fiscal year, the results of operations of the Company will be included in the consolidated federal income tax returns filed by Union Planters Corporation.

         TAX SHARING AND INDEMNITY AGREEMENT. For the 1997 fiscal year, the results of operations of the Company were included in the tax returns filed by Capital Bancorp's affiliated, combined or unitary groups for federal and certain state income and franchise tax purposes. The members of those groups, including the Company, were parties to a tax allocation and indemnity agreement that allocated the liability for those taxes among them. Under the agreement, the tax liabilities of the group were allocated between, on the one hand, the Parent Group (the "Parent Group"), consisting of Capital Bancorp and its direct and indirect wholly-owned subsidiaries other than the Company and its direct and indirect wholly-owned subsidiaries (the "Factors Group") and, on the other hand, the Factors Group, pursuant to a method specified in regulations of the Treasury Department that would impose on the Parent Group and the Factors Group liability for an amount that corresponds (with various modifications) to the liability that the Parent Group and the Factors Group each would incur if the Parent Group and the Factors Group filed tax returns as separate affiliated, combined or unitary groups. In addition, the agreement provided that the Factors Group would indemnify the Parent Group for any increase in the tax liability of the group that was attributable to the Factors Group, and the Factors Group would be entitled to receive any tax refund that is attributable to the Factors Group. The agreement similarly provided that the Parent Group would indemnify the Factors Group for an increase in the tax liability of the group that was attributable to the Parent Group. It is currently anticipated that the Company will enter into a similar tax allocation and indemnity agreement with Union Planters Corporation for the 1998 fiscal year and beyond.

         LOANS TO OFFICERS OF THE COMPANY. From time to time, Union Planters Bank of Florida makes loans and extends credit to certain of the Company's officers and directors, including John W. Kiefer, the President, Chief Executive Officer and a director of the Company. In the opinion of Union Planters Bank of Florida, all of such loans and extensions of credit were made in ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other third parties, and do not involve more than normal risks of collectability or present any other unfavorable features.

         AGREEMENT BETWEEN THE COMPANY, CAPITAL FACTORS AND UNION PLANTERS BANK OF FLORIDA. Pursuant to an agreement between the Company, Capital Factors and Union Planters Bank of Florida, the Company has agreed not to issue any shares of Common Stock that would reduce Union Planters Bank of Florida's interest below 80% or any shares of any other class of capital stock without Union Planters Bank of Florida's written approval, during the period that Union Planters Bank of Florida owns at least 80% of the issued and outstanding Common Stock of the Company (the "Eighty Percent Period"). The Company may also not acquire certain assets, amend its bylaws, change the size of its Board or Directors or fill vacancies in the Board without such approval during the Eighty Percent Period. Similar restrictions apply to Capital Factors pursuant to this Agreement, except that Capital Factors is restricted from issuing any shares of capital stock without approval by Union Planters Bank of Florida. For additional information regarding such agreement, see "Compensation Pursuant to Plans -- Terms of Options" above.

         TRANSACTIONS WITH AFFILIATES OF DIRECTORS. Some of the clients of Capital Factors from time to time sell goods or render services to entities which are affiliated with certain directors. Therefore, Capital Factors may purchase receivables due from such affiliates or provide loans collateralized by such receivables. Such transactions, however, are in the ordinary course of business, are on substantially the same terms as those prevailing at the time for comparable transactions with other third parties and do not involve more than normal risks of collectability or present any other unfavorable features.

         APPROVAL OF RELATED PARTY TRANSACTIONS. The Company has adopted a policy whereby all transactions between the Company and one or more of its affiliates must be approved in advance by a majority of the Company's Conflict of Interest Committee.

                          STOCK PRICE PERFORMANCE GRAPH

         The following graph presents a comparison of the cumulative total shareholder return on the Company's Common Stock with the Nasdaq Stock Market Index and the SNL Commercial Finance Companies Index. This graph assumes that $100 was invested on July 10, 1996 (the date the Company became a reporting entity pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended) in the Company's Common Stock and in the other indices. Returns are based on the change in quarter-end to quarter-end price and assume that all dividends were reinvested. The stock price performance shown below is not necessarily indicative of future price performance.

------------------------------------------------------------------------------------------------------------------
                                          7/10/96    9/20/96   12/31/96   3/31/97   6/30/97    9/30/97   12/31/97
------------------------------------------------------------------------------------------------------------------
Capital Factors Holding, Inc.                100       121        147       169        206       215        224

NASDAQ - Total US                            100       108        113       107        126       148        139

SNL Commercial Finance Companies Index       100       107        112       115        136       165        167
------------------------------------------------------------------------------------------------------------------




THIS GRAPH SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of March 31, 1998 concerning (i) the nominees for re-election to the Company's Board of Directors (see "Election of Directors"); (ii) the Named Executive Officers (see "Executive Compensation -- Annual Compensation"); (iii) all directors, nominees for director and executive officers of the Company as a group; and (iv) any person who is known to be the beneficial owner, as such term is defined in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, of more than 5% of the outstanding shares of the Company's Common Stock, according to filings by such persons with the Securities and Exchange Commission.

                                                                 AMOUNT AND NATURE
                                                                   OF BENEFICIAL                   PERCENT OF
                                                                OWNERSHIP OF COMMON               COMMON STOCK
                   NAME AND ADDRESS                                  STOCK (1)                    OUTSTANDING
-----------------------------------------------------------     -------------------              --------------
DIRECTORS:
     Stephen N. Ashman                                                  2,000(2)                       *
     Ronald S. Chase                                                   14,000(2)                       *
     Cynthia R. Cohen                                                   2,000(2)                       *
     Norman G. Einspruch                                                2,000(2)                       *
     Daniel M. Holtz                                                    2,000(2)                       *
     Javier J. Holtz                                                    5,000(3)                       *
     John W. Kiefer                                                    76,200(4)                       *
     Jack D. Listanowsky                                                2,000(2)                       *
     Jackson W. Moore                                                       0                          *
     Harold L. Oshry                                                   42,000(2)                       *
     Bruce S. Raiffe                                                   14,500(2)                       *
     Benjamin W. Rawlins                                                    0                          *

OTHER NAMED EXECUTIVE OFFICERS:
     Stephen J. Donohue                                                12,000(5)                       *
     James L. Morrison                                                 13,000(5)                       *
     Michael J. Sullivan                                                7,200(6)                       *
     Dennis A. McDermott                                                9,000(7)                       *

ALL CURRENT DIRECTORS AND EXECUTIVE
OFFICERS OF THE COMPANY AS A GROUP (15 persons)                       208,700                         1.7%

5% OWNERS:
     Union Planters Bank of Florida                                10,000,000(8)                     81.3%
     1221 Brickell Avenue
     Miami, Florida 33131

-----------------------

*Less than 1%

(1) The nature of the reported beneficial ownership is unshared voting and investment power unless otherwise indicated. Beneficial ownership of Common Stock does not reflect shares that would be received upon the exercise of options that are not exercisable within 60 days. Daniel and Javier Holtz are brothers.

                                        (Footnotes continued on following page.)

(2) Includes options to acquire 2,000 shares of Common Stock that are currently exercisable, but does not include 10,000 shares of Common Stock which he or she has the right to acquire pursuant to certain stock options which are not currently exercisable. See "Executive Compensation -- Compensation Pursuant to Plans -- Terms of Options" above for more information regarding the vesting of the Company's stock options and the limitations on exercise of options during the Eighty Percent Period.

(3) Includes options to acquire 5,000 shares of Common Stock that are currently exercisable, but does not include 30,000 shares of Common Stock that Mr. Holtz has the right to acquire pursuant to certain stock options which were granted in 1996 and 1997 but are not currently exercisable. See "Executive Compensation -- Compensation Pursuant to Plans -- Terms of Options" above for more information regarding the vesting of the Company's stock options and the limitations on exercise of options during the Eighty Percent Period.

(4) Includes options to acquire 24,000 shares of Common Stock that are currently exercisable, but does not include 120,000 shares of Common Stock that Mr. Kiefer has the right to acquire pursuant to certain stock options which were granted in 1996 and 1997 but are not currently exercisable. See "Executive Compensation -- Compensation Pursuant to Plans -- Terms of Options" above for more information regarding the vesting of the Company's stock options and the limitations on exercise of options during the Eighty Percent Period.

(5) Includes options to acquire 12,000 shares of Common Stock that are currently exercisable, but does not include 60,000 shares of Common Stock that such person has the right to acquire pursuant to certain stock options which were granted in 1996 and 1997 but are not currently exercisable. See "Executive Compensation -- Compensation Pursuant to Plans -- Terms of Options" above for more information regarding the vesting of the Company's stock options and the limitations on exercise of options during the Eighty Percent Period.

(6) Includes options to acquire 4,000 shares of Common Stock that are currently exercisable, but does not include 20,000 shares of Common Stock that Mr. Sullivan has the right to acquire pursuant to certain stock options which were granted in 1996 and 1997 but are not currently exercisable. See "Executive Compensation -- Compensation Pursuant to Plans -- Terms of Options" above for more information regarding the vesting of the Company's stock options and the limitations on exercise of options during the Eighty Percent Period.

(7) Includes options to acquire 8,000 shares of Common Stock that are currently exercisable, but does not include 42,000 shares of Common Stock that Mr. McDermott has the right to acquire pursuant to certain stock options which were granted in 1996 and 1997 but are not currently exercisable. See "Executive Compensation -- Compensation Pursuant to Plans -- Terms of Options" above for more information regarding the vesting of the Company's stock options and the limitations on exercise of options during the Eighty Percent Period.

(8) This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 13, 1998.

                                 OTHER BUSINESS

         The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as, in their discretion, they may deem appropriate, unless they are directed by a proxy to do otherwise.

                                  MISCELLANEOUS

INDEPENDENT AUDITORS

         The Audit Committee and the Board of Directors have selected the firm of Price Waterhouse LLP, independent certified public accountants, to examine the consolidated financial statements of the Company and its subsidiaries for the 1998 fiscal year. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

         The independent certified public accountants for the Company and its subsidiaries for the fiscal year ended December 31, 1997 and for the prior nine fiscal years were Deloitte & Touche LLP ("Deloitte"). On March 27, 1998, the Company decided not to continue Deloitte's engagement as its independent certified public accountants and on the same day the Company's Audit Committee recommended the engagement of Price Waterhouse, LLP, which recommendation was approved by the Company's Board of Directors. Price Waterhouse LLP is the independent certified public accountant for Union Planters Bank of Florida, which currently owns 81% of the Company's outstanding shares.

         Deloitte's report on the Company's financial statements for each of the fiscal years ended December 31, 1997 and 1996 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

         In connection with the audits of the Company's financial statements for each of the fiscal years ended December 31, 1997 and 1996, there were no disagreements with Deloitte on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of Deloitte, would cause Deloitte to make reference to the matter in its report on the Company's financial statements for such periods.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who own more than 10% of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and 10% shareholders are required by regulation to furnish the Company with all such Section 16(a) filings made. The Company believes that, during the fiscal year ended December 31, 1996, its executive officers, directors and holders of more than 10% of the Company's Common Stock complied with all applicable Section 16(a) filing requirements, except that a Form 4 relating to one transaction was inadvertently filed late by each of John W. Kiefer, President and Chief Executive Officer of the Company, and by Harold L. Oshry, a director of the Company.

SHAREHOLDER PROPOSALS

         Pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission, a shareholder intending to present a proposal for action at the Company's 1999 Annual Meeting of Shareholders must deliver a proposal in writing to the Company's principal executive offices no later than December 28, 1998 for inclusion in the Company's proxy statement relating to such meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS



                                          Javier J. Holtz, Chairman of the Board

April 27, 1998

                          CAPITAL FACTORS HOLDING, INC.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John W. Kiefer and Ronald S. Chase, or any one of them with full power of substitution, proxies to vote at the Annual Meeting of Shareholders of Capital Factors Holding, Inc. (the "Company") to be held on May 22, 1998 at 10:00 a.m., local time, and at any postponements or adjournments thereof, hereby revoking any proxies heretofore given, all shares of Common Stock of the Company held or owned by the undersigned as directed on the reverse side of this proxy card, and in their discretion upon such other matters as may come before the meeting.


/  X  /  Please mark your
         vote as in this sample

                           FOR              WITHHELD
1.   Election
     of Directors          /    /                /    /

FOR, except vote withheld from the following nominees:

--------------------------------------------

Nominees:                  Stephen N. Ashman
                           Ronald S. Chase
                           Cynthia R. Cohen
                           Norman G. Einspruch
                           Daniel M. Holtz
                           Javier J. Holtz
                           John W. Kiefer
                           Jack D. Listanowsky
                           Jackson W. Moore
                           Harold L. Oshry
                           Bruce S. Raiffe
                           Benjamin W. Rawlins, Jr.

THIS PROXY IS REVOCABLE AND WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" ALL OF THE NOMINEES FOR DIRECTOR AND OTHERWISE IN THE DISCRETION OF THE PROXIES UPON ALL OTHER MATTERS THAT MAY COME BEFORE THE MEETING.

Please mark, sign, date and return this proxy card promptly, using the enclosed envelope.

Signature: ____________________________________________________________  Date ____________________________ 1998
Signature: ____________________________________________________________  Date ____________________________ 1998
                           (IF HELD JOINTLY)

Note: Please sign exactly as your name(s) appears hereon. When signing in a representative capacity, please give title.